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                                                                   EXHIBIT 10.10
                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT
                              --------------------


          EMPLOYMENT AGREEMENT dated as of July 23, 1997 between IMPERIAL BANK, a California corporation (the "Company"), and LEWIS P. HORWITZ, residing at 5320 Orrville Avenue, Woodland Hills, California 91367 (the "Executive").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, the Executive is currently an employee of the Company with the principal responsibility for The Lewis Horwitz Organization, a division of the Company (the "Division") that is engaged in the business of providing financing for entertainment projects, including, without limitation, motion pictures (the "Business"); and

          WHEREAS, the Company desires to retain the services of the Executive as President and Chief Executive Officer of the Division, and the Executive desires to provide such services in such capacities to the Division, upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, the Company also desires to retain the services of the Executive as an employee of the Division following the expiration or early termination in certain circumstances of the Executive's employment hereunder as President and Chief Executive Officer of the Division, upon the terms and subject to the conditions set forth in this Agreement; and
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          WHEREAS, it is anticipated that the Company will assign to a newly formed wholly owned subsidiary of the Company, Imperial Financial Group, Inc. (the "Subsidiary"), certain of the Company's assets, and the Subsidiary will assume certain of the Company's liabilities (the "Assignment and Assumption"), including all of the assets and liabilities of the Division (which will include the rights and obligations under this Agreement); and

          WHEREAS, upon the effectiveness of the Assignment and Assumption, the Executive will become an employee of the Subsidiary (as President and Chief Executive Officer of the Division) and, except as set forth herein, the Company will no longer be entitled to the rights, or be subject to the obligations, under this Agreement; and

          WHEREAS, it is further anticipated that the Subsidiary will effect a public offering or private placement of certain of its equity securities (the "Offering") and, at the time of or at some later time after the Offering, the Company will distribute all of the outstanding capital stock of the Subsidiary owned by the Company to Imperial Bancorp (its sole shareholder) and, immediately thereafter, Imperial Bancorp will distribute such stock to its shareholders (together, the "Spinoff");

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          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.  Employment and Term.  The Company hereby employs the Executive,
              -------------------
and the Executive hereby accepts employment by the Company, in the capacities specified in Section 2 hereof and upon the terms and subject to the conditions set forth in this Agreement, for the period commencing on the date hereof and ending on December 31, 2001, unless the Executive's employment is terminated earlier as provided herein (such period of time, collectively, the "Initial Term of Employment").

          2.  Duties.  During the Initial Term of Employment, the Executive
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shall serve as the Division's President and Chief Executive Officer.  In such capacities, the Executive shall have full responsibility and authority to manage and direct the Business, subject to the supervision and direction of only the Chairman of the Board of Directors of the Company and the Board of Directors of the Company. Such authority of the Executive shall include, without limitation, the authority (i) to grant to subordinate officers and other subordinate key personnel of the Division the right to receive annual bonus compensation,

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based upon the Division's pre-tax earnings (calculated and payable in the same manner applicable to bonus compensation payable to the Executive under Section 4 hereof), and (ii) to cause the issuance of options to purchase shares of Class B Common Stock (or, in the Company's sole discretion, Class A Common Stock) of the Subsidiary to those certain subordinate key personnel of the Division previously agreed to by the Company and the Executive, in each case subject to such limitations as shall be imposed by the Board of Directors of the Company and the terms of the stock option or other employee benefit plan governing such options (the "Plan") and to cause the issuance of common equity interests ("LLC Interests") in LHO, LLC, a California limited liability company of which the Company will own a preferred equity interest having a liquidation value equal to $19.9 million (the "LLC"), to such subordinate key personnel. A description of the proposed capital stock of the Subsidiary is attached hereto as Annex I. In addition, the Executive shall have such other or more specific responsibilities or duties with respect to the Business, consistent with the Executive's positions as President and Chief Executive Officer of the Division, as may be determined and assigned to the Executive from time to time by the Board of Directors of the Company.

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          The Executive shall serve the Division faithfully and to the best of his ability in the capacities described above, devoting substantially all of his business time, attention, knowledge, energy and skills to such employment, except for that time and attention that, consistent with the practices of other senior officers of the Company similarly situated, the Executive may devote to civic or community affairs or other business matters that do not interfere in any material respect with the performance by the Executive of services required to be performed by him hereunder. The Executive shall be provided an office at the executive offices of the Division in Century City, California and shall travel as reasonably required, in the Executive's judgment, in connection with the performance of his duties hereunder. The Executive's wife may accompany the Executive on business trips and the Company shall reimburse the Executive up to an aggregate annual amount of $5,000 for the cost of his wife's transportation and accommodations for such business trips in accordance with the same guidelines as may be applicable to the Executive from time to time. If such travel is made on an airplane, the class of travel for the Executive (and his wife) shall be in accordance with Company policy for its senior officers at the time of such travel, which, as of the date hereof, requires that a trip

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of less than 2 hours be taken in Coach Class, and provides that trips in excess of 2 hours may be taken in Business Class, or if Business Class is unavailable, in First Class.

          Prior to the Spinoff (and no later than the effectiveness of the Assignment and Assumption), the Company agrees to take all action necessary to cause the Executive to be appointed and elected to the Board of Directors of the Subsidiary. The Executive shall not be entitled to any compensation for his services as a director of the Subsidiary. In addition, if elected or appointed, the Executive also shall serve during any part of the Initial Term of Employment as any other officer or a director of the Company or any subsidiary corporation of the Company (which election or appointment shall in no event materially interfere with the Executive's duties described in this Section 2), without any compensation therefor other than as specified in this Agreement. The Executive acknowledges that the Company does not believe that he is as of the date hereof, and the terms of this Agreement do not cause him to become, an "executive officer", as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended, of the Company or the Subsidiary.

          3.  Compensation and Benefits.  Subject to Section 5 hereof, as full
              -------------------------
and complete compensation to the Executive

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for the execution and delivery of this Agreement and the Executive's performance of services pursuant to Section 2 hereof, the Company shall pay, grant or provide to the Executive during the Initial Term of Employment, and the Executive hereby agrees to accept, the following salary and other compensation and benefits (any payments to be prorated for the Executive's period of service):

          (a) An annual base salary of $250,000 ("Base Salary"), payable in 24 substantially equal semi-monthly installments per year, and the bonus compensation determined and payable as provided in Section 4 hereof; provided,
                                                                     --------
however, that notwithstanding that (i) the date of this Agreement is July 23,
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1997 and (ii) the Initial Term of Employment commences on the date hereof, the
Executive shall be paid the Base Salary and such bonus compensation as provided in Section 4 hereof effective as of January 1, 1997 (and in lieu of any other base salary or bonus compensation payable to the Executive by the Company for the period from January 1, 1997 to the date hereof);

          (b) The right to participate in any medical, dental, disability, death, insurance, retirement, savings, vacation or other plans or programs established generally for the benefit of the Company's senior officers;

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          (c) Prompt payment of $1,250 per month for automobile costs incurred by the Executive and prompt reimbursement for all other reasonable out-of-pocket business-related expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect generally with respect to senior officers of the Company; and

          (d) An additional payment without withholding taxes in each of 1997 and in the first month of 1998, 1999, 2000 and 2001 of $20,000, $16,000,
$12,000, $8,000 and $4,000, respectively.

          The Company previously has agreed, and does hereby agree, upon the terms and subject to the conditions below, (i) to cause the Subsidiary to grant to the Executive as of April 23, 1997 (the "Grant Date") options to purchase three hundred thousand (300,000) shares of Class B Common Stock (or, in the Company's sole discretion, Class A Common Stock) of the Subsidiary (the "Options") that represent the right to purchase, as of the date of such issuance, in the aggregate 3% of the total outstanding common stock of the Subsidiary (the "Common Stock") on a fully-diluted basis and (ii) to make certain capital contributions to the LLC if the Spinoff has not occurred on or prior to the LLC Contribution

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Date (as defined below) as described in the last two paragraphs of this Section
3.

          The Options shall expire 10 years after the Grant Date, shall fully vest five years after the Grant Date to the extent the Executive is then employed pursuant to the terms hereof (unless vesting is accelerated as described in the proviso below), or, if the options to purchase Common Stock granted to certain members of the board of directors of the Subsidiary as of the Grant Date vest on a date earlier than five years after the Grant Date due to the occurrence of an event that affects the Company or a majority of such members simultaneously (rather than any such director individually), such earlier date, shall have an exercise price of $10.37 per share of underlying Common Stock and shall be subject to the other terms and conditions of the Plan (which shall be consistent with the terms of this Agreement); provided, however,
                                                              --------  -------
that all unvested Options will immediately vest upon the Executive's death, permanent disability (as defined herein), or termination by the Company with or without Cause (as defined herein), except in the event of termination with Cause pursuant to clauses (i) or (iii) of Section 5(c) or pursuant to clause (v) of
Section 5(c) following a willful failure or refusal by the Executive to perform and discharge his duties,

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responsibilities and obligations under this Agreement, or, prior to the effectiveness of the Assignment and Assumption, pursuant to clause (iv) of
Section 5(c).

          The provisions of the immediately preceding paragraph assume there are 10,000,000 shares of Common Stock outstanding on a fully-diluted basis and are based on the median implied valuation of the Subsidiary attached hereto as Annex II (which assumes the transfer of the assets and the assumption of the liabilities described therein, and the Company hereby agrees that, if the Spinoff is consummated, it will, on or prior to the consummation thereof, (i) effect such transfer of assets, (ii) cause such assumption of liabilities and
(iii) cause the Subsidiary's issued and outstanding capitalization to consist of 10,000,000 shares of Common Stock on a fully-diluted basis). The number of shares of Common Stock underlying the Options and/or the exercise price thereof will be appropriately adjusted upon certain customary anti-dilution events.

          In order to exercise the Options and receive the underlying Common Stock, the Executive shall deliver a written notice to the Company specifying that he desires to exercise the Options. The Executive shall only have the right to exercise the Options, subject to the vesting terms thereof, in the event the Spinoff has occurred on or prior

                                       10
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to the LLC Contribution Date and, if the Company transfers the Division to the
LLC on or prior to the LLC Contribution Date, then, upon such transfer, the Options shall terminate and cease to exist.

          Nothing in this Agreement shall prevent the Board of Directors of the Company from providing additional benefits to the Executive if the Board of Directors of the Company, in its sole discretion, elects to do so; provided, however, that, except as expressly set forth elsewhere in this Agreement, the Executive shall not be entitled to (and shall have no right to require) any compensation, bonus payments or benefits from the Company or any affiliate thereof.

          If the Spinoff has not occurred on or prior to the LLC Contribution Date, then on the LLC Contribution Date, (i) the Company shall transfer to or for the benefit of the LLC all of the assets of the Division, (ii) the LLC shall assume all of the liabilities of the Division and (iii) the LLC shall issue to the Company a preferred equity interest in the LLC with a liquidation value of $19.9 million and a sufficient common equity interest in the LLC such that the Company will own 71% of the outstanding common equity interests in the LLC. Prior to consummating the transactions described in the immediately preceding

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sentence, the operating provisions of Limited Liability Company Agreement (or similar governing document) of the LLC shall be amended on terms reasonably acceptable to the Company, including the provisions regarding the LLC's management, in order to properly reflect the Company's controlling equity interest therein as of the LLC Contribution Date and the treatment of the LLC after the LLC Contribution Date as an operating subsidiary of the Company. In addition, certain other rights and obligations of the Executive and the LLC with respect to the LLC Interests shall be as contemplated by that certain Summary Term Sheet dated January 14, 1997 between the Company and the Executive, including the right of the Executive to cause the LLC to repurchase the LLC Interests under certain circumstances (as though the Executive were the holder of "shadow stock" as described therein). The parties agree that the transactions contemplated in this paragraph will be implemented in a manner designed to minimize any adverse income tax risks to the Executive, provided that in no event shall the economic benefit be less advantageous to Executive than as contemplated herein.

          The "LLC Contribution Date" shall be December 31, 1997 if the Spinoff has not occurred by such date, unless prior to December 31, 1997 the Board of Directors of the

                                       12
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Company concludes that the Spinoff is likely to be consummated on or prior to
December 31, 1998, in which case the LLC Contribution Date shall be the earlier of (a) December 31, 1998 if the Spinoff has not occurred by such date or (b) the date, if any, the Board of Directors of the Company concludes that the Spinoff will not be consummated.

          4.  Bonus Compensation.  (a) During the Initial Term of Employment,
              ------------------
the Company shall pay to the Executive an annual bonus of $500,000 in 24 substantially equal semi-monthly installments per year (the "Guaranteed Bonus Amount").

          (b) In addition, during the Initial Term of Employment, the Company shall pay to the Executive a lump sum additional annual bonus (an "Incentive Bonus"), determined as follows. For each full calendar year during the Initial Term of Employment, including 1997, prior to the date on which the Spinoff is consummated, the Incentive Bonus shall be equal to the excess, if any, of (i) 6.0% of the Division's pre-tax earnings (determined in accordance with Schedule I hereto) for such calendar year, over (ii) one-half of the Guaranteed Bonus Amount actually paid to the Executive in respect of such calendar year. For the calendar year in which the Spinoff occurs, the Incentive Bonus shall be equal to the excess, if any, of (i) 6% of the

                                       13
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Division's pre-tax earnings (determined in accordance with Schedule I hereto)
for the period commencing on the first day of such calendar year and ending on the last day of the fiscal quarter in which the Spinoff is consummated, plus, in the event the Spinoff is consummated during the first, second or third fiscal quarter of such calendar year, 7.5% of the Division's Pre-Tax Earnings (as defined in and determined in accordance with Schedule II hereto) for the period commencing on the first day of the fiscal quarter immediately following the fiscal quarter in which the Spinoff is consummated and ending on the last day of such calendar year, over (ii) one-half of the Guaranteed Bonus Amount actually paid to the Executive in respect of such calendar year. For each full calendar year during the Initial Term of Employment following the calendar year in which the Spinoff is consummated, the Incentive Bonus shall be equal to the excess, if any, of (i) 7.5% of the Division's Pre-Tax Earnings (as defined in and determined in accordance with Schedule II hereto) for such calendar year, over
(ii) one-half of the Guaranteed Bonus Amount actually paid to the Executive in respect of such calendar year. Any Incentive Bonus shall be payable within two months following the end of the calendar year in respect of which the Bonus is earned (unless the Executive shall otherwise timely elect

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to defer the receipt of any such Bonus under any deferred compensation plan of the Company or the Subsidiary then in effect), whether or not the Executive is then employed by the Company. If the Executive is entitled to an Incentive Bonus pursuant to the terms of this Agreement following termination of employment, the calculation of the Incentive Bonus shall be made as of the end of the immediately preceding or succeeding fiscal quarter following such termination, whichever is closer in terms of days to the date of such termination.

          5.  Termination.
              -----------

          (a) Disability.  In the event of the permanent disability (as
              ----------
hereinafter defined) of the Executive during the Initial Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective sixty (60) days following the giving of such notice (or such later day as shall be specified in such notice), unless prior to such time the Executive shall have returned to the performance of his services as required under Section 2 hereof. Upon the effectiveness of such termination, (i) the Company shall have no further obligations hereunder, except to (x) pay to the Executive all unpaid amounts of Base Salary, Guaranteed Bonus Amount and Incentive Bonus, if any, and reimburse all

                                       15
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reasonable unreimbursed out-of-pocket business-related expenses, in each case accrued to the effective date of termination, (y) pay to the Executive the amount obtained by deducting one-half of the aggregate Guaranteed Bonus Amount paid or accrued prior to such termination from $1,250,000 (such amount, the "Minimum Amount") and (z) provide the Executive with the medical benefits described in Section 3(b) hereof for such period as such benefits generally are provided to the Company's senior officers following termination of employment as a result of disability and (ii) the Executive shall have no further obligations hereunder, except those provided in Sections 7 and 8 hereof. All such amounts of unpaid Base Salary, Guaranteed Bonus Amount, Incentive Bonus and Minimum Amount and the reimbursement of expenses shall be payable to the Executive within thirty (30) days following the effective date of termination or the submission of documented evidence of such unreimbursed expense, as the case may be. For purposes of this Section 5(a), "permanent disability" means any physical or mental disability or incapacity which renders the Executive incapable of performing the material elements of his services under this Agreement for a period of 90 consecutive days or for shorter periods aggregating 120 days during any 52-week period.

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          (b) Death.  In the event of the death of the Executive during the
              -----
Initial Term of Employment, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to (x) pay to the Executive's estate or appropriate legal representative all unpaid amounts of Base Salary, Guaranteed Bonus Amount and Incentive Bonus, if any, and reimburse all reasonable unreimbursed out-of-pocket business-related expenses, in each case accrued to the date of death, (y) pay to the Executive's estate or appropriate legal representative the Minimum Amount and (z) provide all other death benefits described in Section 3(b) hereof for such period as such benefits generally are provided following the death of a senior officer. All such amounts of unpaid Base Salary, Guaranteed Bonus Amount, Incentive Bonus and Minimum Amount and the reimbursement of expenses shall be payable within thirty
(30) days following the date of the Executive's death or the submission of documented evidence of such unreimbursed expense, as the case may be. The Executive shall have the right to name, from time to time, any one or more persons as beneficiaries hereunder.

          (c) Cause.  The Company shall have the right, upon written notice to
              -----
the Executive, to terminate the Executive's employment during the Initial Term of Employment

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for Cause, in which case this Agreement shall terminate on the date specified by the Company in such notice and (i) the Company shall have no further obligations hereunder, except to (x) pay all unpaid amounts of Base Salary and Guaranteed Bonus Amount and reimburse all reasonable unreimbursed out-of-pocket business-related expenses, in each case accrued to the effective date of termination, (y) pay to the Executive the Minimum Amount and (z) provide all other benefits set forth in Section 3(b) hereof for such period, if any, as such benefits generally are provided to the Company's senior officers following termination of employment for cause and (ii) the Executive shall have no further obligations here under, except for those provided in Sections 7 and 8 hereof. All such amounts of unpaid Base Salary, Guaranteed Bonus Amount and Minimum Amount and the reimbursement of expenses shall be payable to the Executive within thirty
(30) days following the effective date of termination or the submission of documented evidence of such unreimbursed expense, as the case may be.

          For purposes of this Agreement, the term "Cause" shall mean:

                    (i) fraud, misappropriation or embezzlement by the Executive; or

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                    (ii)   material breach by the Executive of his obligations

under Section 7 or 8 hereof; or

                    (iii)  conviction of or the entry of a plea of nolo
                                                                   ----
contendere or similar plea by the Executive for any felony; or
----------

                    (iv) prior to the effectiveness of the Assignment and Assumption, issuance of an order by a regulatory agency, administrative tribunal or court concerning the actions of the Executive pursuant to Section 8 of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818), Section 1913.5 of the California Financial Code or successor statutes; or

                    (v) a material breach of, or the willful failure or refusal by the Executive to perform and discharge, the Executive's duties, responsibilities and obligations under this Agreement; provided, however, that
                                                       --------  -------
the Executive shall have 30 days following written notice from the Company to cure any such breach, and provided further, that any such breach, failure or refusal by reason of Early Termination or by reason of the Executive's permanent disability or death shall not constitute Cause for purposes hereof and any such breach by the Executive of his obligations under Section 7 or 8 hereof shall be governed by clause (ii) of this definition.

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          (d) Early Termination by the Executive.  The Executive shall have the
              ----------------------------------
right to terminate his employment described under Section 2 of this Agreement for any reason or no reason ("Early Termination") upon not less than six months' prior written notice to the Company given no earlier than June 30, 1999 and no later than June 30, 2001, in which case, except as set forth below, this Agreement shall terminate on the date that is six months from the day of such notice (or such later day specified in such notice). If the Executive elects Early Termination, (i) the Company shall have no further obligations under this Agreement, except as provided in Section 6 hereof and except to (x) pay all unpaid amounts of Base Salary, Guaranteed Bonus Amount and Incentive Bonus, if any, and reimburse all reasonable unreimbursed out-of-pocket business-related expenses, in each case accrued to the effective date of such Early Termination,
(y) pay to the Executive the Minimum Amount, and (z) provide all other benefits set forth in Section 3(b) hereof for such period, if any, as such benefits generally are provided to the Company's senior officers following termination of employment at their election and (ii) the Executive shall have no further obligations under this Agreement, except those provided in Sections 6, 7 and 8 hereof. All such amounts of unpaid Base Salary, Guaranteed

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Bonus Amount, Incentive Bonus and Minimum Amount and the reimbursement of expenses shall be payable to the Executive within thirty (30) days following the effective date of Early Termination or the submission of documented evidence of such unreimbursed expense, as the case may be.

          6.  Secondary Employment Term.  (a) Following the earlier of (i) the
              -------------------------
expiration of the Initial Term of Employment on December 31, 2001 or (ii) the Executive's election of Early Termination, the Company agrees to employ the Executive, and the Executive agrees to be employed, to perform the services described below. In the case of clause (i) of the immediately preceding sentence, the Executive shall perform such services for the Division from January 1, 2002 until December 31, 2004, and in the case of clause (ii) of the immediately preceding sentence, the Executive shall perform such services for the Division from the effective date of such Early Termination until the second anniversary of such Early Termination. The period during which the Executive shall so serve is referred to herein as the "Secondary Term of Employment." During the Secondary Term of Employment, the Executive shall make himself generally available to provide, and shall faithfully, diligently and to the best of his ability provide, advice and assistance to the Division and its management with respect to the market-ing, servicing and development of the Business, including, without limitation, in respect of clients of the Division during the Initial Term of Employment and Secondary Term of Employment. The Executive shall not be required to devote any particular number of hours per day or week to provide such services to the Division, shall be entitled to take vacations and shall not be required to be present on the Company's premises in performing such services, but he shall devote such of his time to the Division as shall be reason ably necessary to carry out such services. Notwithstanding anything in this Agreement to the contrary, (i) if the Executive's employment is terminated pursuant to Section 5(a) hereof, (ii) if this Agreement is terminated pursuant to Section 5(b) hereof or (iii) if the Executive suffers a permanent disability prior to the effective date of his Early Termination pursuant to Section 5(d) hereof, the Executive shall not be employed for the Secondary Term of Employment and shall not be entitled to any compensation or other benefits set forth in this Section 6.

          (b) Subject to Sections 6(c), (d) and (e) hereof, as full and complete compensation to the Executive for the Executive's performance of services to the Division pursuant to Section 6(a) hereof, the Company shall pay or provide to the Executive during any Secondary Term of Employment, and the Executive hereby agrees to accept, the following compensation and benefits (any payments to be prorated for the Executive's period of service pursuant to Section 6(a)):

          (i) An annual salary of $200,000 (the "Secondary Salary"), payable in 24 substantially equal semi-monthly installments per year; and

          (ii) The other benefits specified in Section 3(b) to the extent such benefits are available for similarly-situated employees.

          In addition, the Company shall reimburse the Executive for all reasonable out-of-pocket business related expenses incurred by the Executive during any Secondary Term of Employment in the performance of his services under this Section 6 in accordance with the policies and procedures of the Company as in effect generally with respect to senior officers of the Company.

          (c) In the event of the permanent disability of the Executive during any Secondary Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective sixty (60) days following the giving of such notice (or such later day as shall be specified in such notice), unless prior to such time the Executive shall have returned to the performance of his services as required under Section 6(a) hereof. Upon the effectiveness of such termination, (i) the Company shall have no further obligations hereunder, except to (x) pay all unpaid amounts of the Secondary Salary, if any, and reimburse all reasonable unreimbursed out-of-pocket business-related expenses, in each case accrued to the effective date of termination, and (y) provide the Executive with the medical benefits described in Section 3(b) hereof for such period as such benefits generally are provided to similarly-situated employees of the Company following termination of employment as a result of disability and (ii) the Executive shall have no further obligations hereunder, except those provided in Sections 7 and 8 hereof. All such amounts of the Secondary Salary and the reimbursement of expenses shall be payable to the Executive within thirty (30) days following the effective date of termination of the Executive's employment or the submission of documented evidence of such unreimbursed expense, as the case may be.

          (d) In the event of the death of the Executive during any Secondary Term of Employment, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to (x) pay to the Executive's estate or appropriate legal representative all unpaid amounts of the Secondary Salary and reimburse all reasonable unreimbursed out-of-pocket business-related expenses, in each case accrued to the date of death, and (y) provide all other death benefits described in Section 3(b) hereof for such period, if any, as such benefits generally are provided following the death of a similarly-situated employee. All such amounts of the Secondary Salary and the reimbursement of expenses shall be payable within thirty (30) days following the date of the Executive's death or the submission of documented evidence of such unreimbursed expense, as the case may be.

          (e) The Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment under this Section 6 for Cause, in which case this Agreement shall terminate on the date specified by the Company in such notice and (i) the Company shall have no further obligations hereunder, except to pay all unpaid amounts of the Secondary Salary, reimburse all reasonable unreimbursed out-of-pocket business-related expenses, in each case accrued to the effective date of termination, and provide all other benefits set forth in Section 3(b) hereof, for such period, if any, as such benefits generally are provided to similarly-situated employees of the Company following termination of employment for cause and (ii) the Executive shall have no further obligations hereunder, except for those provided in Sections 7 and 8 hereof. All such amounts of the Secondary Salary and the reimbursement of expenses shall be payable to the Executive within thirty (30) days following the effective date of termination of the Executive's employment or the submission of documented evidence of such unreimbursed expense, as the case may be.

          7.  Confidentiality; Ownership.  (a) During the Initial Term of
              --------------------------
Employment or any Secondary Term of Employment and thereafter, the Executive shall keep secret and retain in strictest confidence and not use or disclose, furnish or make accessible to anyone outside the Company and any of its affiliates, directly or indirectly, or use for the benefit of himself or others except in connection with the Business and the business of the Company or any of its subsidiaries or affiliates, any Protected Information in any Unauthorized manner or for any Unauthorized purpose (as such terms are defined below).

          (i) The term "Protected Information" shall mean trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries or affiliates, whether in tangible or intangible form, pertaining to the Business or the business of the Company or any of its subsidiaries or affiliates, including, without limitation, research and development operations, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, details of consultant contracts, new personnel acquisition plans, business acquisition plans, customers (including identities of customers and prospective customers, identities of individual contacts at business entities which are customers or prospective customers, preferences, businesses or habits), business relationships and other information owned, developed or possessed by the Company or its subsidiaries or affiliates, except as required in the course of the Executive's performance of his services hereunder; provided, however, that
                                                   --------  -------
Protected Information shall not include information that shall become generally known to the public or the trade without violation of this Section 7.

          (ii) The term "Unauthorized" shall mean: (A) in contravention of the policies or procedures of the Company or any of its subsidiaries or affiliates;
(B) other wise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information; (C) in contravention of any lawful instruction or directive, either written or oral, of an employee of the Company or any of its subsidiaries or affiliates empowered to issue such instruction or directive; or (D) in contravention of any duty existing under law or contract. Notwithstanding anything to the contrary contained in this Section 7, the Executive may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law; provided, however, that the Executive shall, to the
                           --------  -------
extent reasonably feasible, provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

          (b) The Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the Business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Initial Term of Employment or any Secondary Term of Employment (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the Business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiary or affiliate and shall be delivered to the Company or such subsidiary or affiliate promptly upon the expiration or termination of the Initial Term of Employment or any Secondary Term of Employment (without any required notice from the Company or such subsidiary or affiliate to make such delivery).

          (c) The provisions of this Section 7 shall, with out any limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any such termination.

          8.  Covenant Not to Compete.  (a) The Executive shall not, during the
              -----------------------
Initial Term of Employment or any Secondary Term of Employment and for two years thereafter, without the prior written consent of the Company, directly or indirectly solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate his or her employment by the Company or such subsidiary or affiliate to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate, or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (for purposes of this

Section 8(a), the terms "employee," "consultant," "agent" and "independent contractor" shall include any persons with such status at any time during the six months preceding any solicitation in question).

          (b) The Executive shall not, during the Initial Term of Employment or any Secondary Term of Employment and for two years thereafter, without the prior written consent of the Company, directly or indirectly, solicit, entice, raid or induce any person, firm or corporation who or which on the date hereof or during the Initial Term of Employment or any Secondary Term of Employment is a customer or supplier of the Company, to become a customer or supplier of any other person, firm or corporation for the same or similar products which such customer or supplier purchased or obtained from, or provided to, the Company, and the Executive shall not, directly or indirectly, approach any such customer or supplier for such purpose or authorize or knowingly approve the taking of such actions by any other person.

          (c) The Executive shall not, during the Initial Term of Employment or any Secondary Term of Employment, directly or indirectly engage, or participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with the Business as conducted or any business proposed to be conducted by the Division at the time of the termination of the Executive's employment hereunder; provided, however, that
                                                     --------  -------
nothing in this Section 8(c) shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Business or any business proposed to be conducted by the Division at such time, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange which represent, at the time of acquisition, less than 5% of the aggregate voting power of such business enterprise.

          9.  Specific Performance.  The Executive acknowledges that the
              --------------------
services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's Business and the businesses of its subsidiaries and affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of

Section 7 or 8 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that money damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Section 7 or 8 hereof specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

          10.  Deductions and Withholding.  The Executive agrees that the
               --------------------------
Company and/or its subsidiaries or affili ates shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

          11.  Expenses.   The Company shall be responsible for and shall pay
               --------
all costs and expenses of the parties in connection with the execution and delivery of this Agreement and any related agreements or other documents, including, without limitation, reasonable attorneys' fees and disbursements of the Executive's legal counsel; provided, however, that without the prior written
                               --------  -------
consent of the Company, the Company shall not be responsible for any attorney's fees and disbursements of the Executive's counsel in excess of $125,000 in the aggregate (it being understood that such excess, in the absence of such prior written consent of the Company, shall be the responsibility of the Executive).

          12.  Representation.  The Executive hereby represents and warrants to
               --------------
the Company that he has not been and is not party to, nor is he otherwise bound by, any agreement, arrangement or understanding of any kind with any per son or entity and that he has no obligations or commitments to any person or entity which in any way may limit or restrict his performance of services under this Agreement or which may otherwise conflict with this Agreement.

          13.  Bank Activities.  The Executive hereby acknowledges that Imperial
               ---------------
Bank is engaged, through its Entertainment Division, in a business that is in direct competition with the Business, and the parties hereto agree that nothing in this Agreement is intended to limit or restrict such competitive activities by Imperial Bank or, subject to Section 8 hereof, limit or restrict the activities of the Executive vis-a-vis the Entertainment Division of Imperial Bank.

          14.  Entire Agreement.  This Agreement contains the entire agreement
               ----------------
of the parties with respect to the Executive's employment and the other matters that are the subject hereof, and supersedes any and all prior agreements, oral or written, involving the Company or the Subsidiary with respect to the Executive's employment and such other matters that are the subject hereof, including without limitation the Summary Term Sheet dated January 14, 1997 between the Company and the Executive (except as set forth in Section 3 hereof regarding the rights and obligations of the Executive with respect to the LLC Interests under the Summary Term Sheet). Notwithstanding the foregoing, simultaneously with the execution and delivery of this Agreement, the Company and the Executive are entering into a License Agreement with respect to, among other things, the Company's use of the name "Lewis Horwitz" in connection with the Business. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

          15.  Waiver.  The waiver by the Company of a breach of any provision
               ------
of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

          16.  Governing Law.  This Agreement shall be subject to, and governed
               -------------
by, the laws of the State of California, applicable to agreements made and to be performed entirely therein, without regard to the principles and policies of conflicts of laws of such state.

          17.  Assignability; Successors.  (a) The obligations of the Executive
               -------------------------
may not be delegated and, except as expressly provided in Section 5(b) hereof relating to the designation of beneficiaries, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect.

          (b) The Company and the Executive agree that this Agreement and each of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and binding upon any Successor (as defined below) to the Company. The Company and the Executive further agree that upon the effectiveness of the Assignment and Assumption, all rights of the Company under this Agreement shall be assigned to, and all liabilities and obligations of the Company hereunder shall be assumed by, the Subsidiary and, from and after such time, the Company shall no longer have any rights, or be subject to any liabilities or obligations, hereunder; provided, however, that the Company shall
                                       --------  -------
remain (and the Subsidiary shall not be) liable for the payment of any compensation, reimbursement of expenses or other benefit that may be due and payable to the Executive at the time of such effectiveness, and provided
                                                                --------
further, from and after such effectiveness, all references in this Agreement to
-------
the "Board of Directors of the Company" shall mean the Board of Directors of the Subsidiary.

          (c) The term "Successor" shall mean any corporation or other business entity which succeeds to the assets or conducts the Business (including the Subsidiary) or the business of the Company or of any holding company of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise.

          (d) Notwithstanding anything to the contrary contained herein, the Executive acknowledges that the Company and Imperial Bancorp intend to effect the Spinoff and agrees that the Spinoff shall not be deemed an assignment for any purposes hereunder.

          18.  Severability; Blue-Pencilling.  If any provision or any part
               -----------------------------
thereof of this Agreement, including Sections 7 and 8 hereof, as applied to either party or to any circumstances, shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Agreement, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Agreement.

          If any court construes any of the provisions of Section 7 or 8 hereof, or any part thereof, to be unreason able because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict or redefine the geographic scope of such provision and to enforce such provision as so reduced, restricted or redefined.

          19.  Notices.  All notices to the Company or the Executive permitted
               -------
or required hereunder shall be in writ-
ing, shall refer to this Agreement and shall be delivered personally or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

          The Company:

          Imperial Bank
          9920 South La Cienega Boulevard
          Inglewood, CA  90301

          Attn:  Richard Baker, Esq.
                 General Counsel

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY  10153

          Attn:  Dennis J. Block, Esq.

          The Executive:

          Lewis P. Horwitz
          5320 Orrville Avenue
          Woodland Hills, California 91367

          with a copy to:
          Law Offices of David A. Braun, P.C.
          1901 Avenue of the Stars, Suite 1501
          Los Angeles, CA 90067

Any party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if sent by certified or registered mail, 3 days after deposit (postage prepaid) with the U.S. mail service; and if sent by courier service providing for next day delivery, the next business day following deposit with such courier service.

          20.  Paragraph Headings.  The paragraph headings contained in this
               ------------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          21.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

          22.  Arbitration.  Resolution of any and all disputes arising under
               -----------
this Agreement shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted before the American Arbitration Association (the "AAA") in Los Angeles, California by three arbitrators acting by majority vote (the "Panel") appointed pursuant to the commercial arbitration rules of the AAA, as amended from time to time (the "AAA Rules"). The arbitration shall be conducted pursuant to the then applicable commercial arbitration procedures of the California Civil Code with joint rights of discovery and such other procedures as the parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                    IMPERIAL BANK



                    By /s/ Rob Muehlenbeck
                       ______________________________
                      Name:  Rob Muehlenbeck
                      Title: Executive Vice President


                    /s/ Lewis P. Horwitz
                    ________________________________
                      Lewis P. Horwitz

                                                                      SCHEDULE I



                                PRE-TAX EARNINGS
                                ----------------

Prior to the effectiveness of the Assignment and Assumption, the following principles are applicable with respect to the determination of pre-tax earnings:

1. Pre-tax earnings shall be calculated in accordance with the Company's unit profitability system applicable for such calendar year, including allocating interest and overhead costs in accordance with the Company's customary practice applicable to all of its operating divisions.

2. The value of balances on deposit with the Company attributable to customers of the Division will be deemed to be credited to the Division for the purpose of calculating pre-tax earnings in accordance with the profitability analysis generally in use by the Company and as agreed between the management of the Company and the Division.

3. One-half of the Guaranteed Bonus Amount shall be accrued (as a compensation expense) in monthly installments over the Initial Term of Employment. The remaining one-half of the Guaranteed Bonus Amount and the Incentive Bonus shall not be considered expenses of the Division.

                                                                     SCHEDULE II



After the effectiveness of the Assignment and Assumption, "Pre-Tax Earnings" shall be defined as set forth below and the following principles shall be applicable thereto.

     "PRE-TAX EARNINGS" shall mean, with respect to any period of determination, actual operating income of Division for such period (exclusive of any and all extraordinary or non-recurring items of income, expense, gain or loss (other than equity interests, fees or other profit participations that have non-recurring features)), net of interest charges, Preferred Investment Charges (as defined below), depreciation and amortization, but before income taxes, as determined in accordance with GAAP (as defined below).

The following terms have the following meanings:

     "EFFECTIVE DATE" means the date on which the Assignment and Assumption is effective.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "LHO ADVANCES" means the aggregate amount from time to time outstanding of any contributions of capital to, or investments in, or borrowings on behalf of, the Division made (actually or notionally) from and after the Effective Date by the Company to or for the benefit or account of the Division, including, without limitation, (a) the principal amount of any borrowings made by the Division (or by the Company for the benefit of the Division) that are recourse loans of or guaranteed by the Company (to the extent of such recourse or guarantee) and (b) any amounts obtained by the Company from a third party to enable the Division to satisfy its obligations to a third-party lender.

     "PREFERRED AMOUNT" means, as of any date or any period of determination, the sum of (i) the net book value of the Division as of the Effective Date, less $100,000 and (ii) that amount of LHO Advances made after the Effective Date and outstanding as of such date or during such period; provided,
                                                                 --------
     however, that the
     -------

     Preferred Amount shall not exceed $19.9 million at any time unless the Preferred Amount exceeds $19.9 million as a result of a third-party lender increasing the amount of recourse loans of the Company. The Preferred Amount shall be deemed to bear dividends as described in the definition of "Preferred Investment Charges"

     "PREFERRED INVESTMENT CHARGES" means, as of any date or period of determination, except as set forth below in item 5, an amount equal to 12% per annum of the Preferred Amount as of such date or period, adjusted quarterly for the period deemed to be included in the Preferred Amount.

Accounting Principles for Determining Pre-Tax Earnings

1. The amount of overhead expense allocable to the Division by the Company shall be $25,000 per month for calendar year 1997 and shall increase by ten percent (10%) on the first day of each calendar year thereafter, in each case unless the Company's independent accountants determine that another amount is more appropriately allocable to the Division, in which case such alternate amount of overhead expense shall be used commencing with the calendar year following such determination.

2. All expenses of administering the Plan shall be expenses of the Division and shall be taken into account in determining Pre-Tax Earnings. No member of the committee administering the Plan shall receive any fees for services as a member of such committee.

3. Amounts paid or accrued under the Plan shall not be charged as compensation expense.

4. One-half of the Guaranteed Bonus Amount shall be accrued (as a compensation expense) in monthly installments over the Initial Term of Employment. The remaining one-half of the Guaranteed Bonus Amount and the Incentive Bonus shall not be considered expenses of the Division.

5. Except with respect to LHO Advances in excess of $19.9 million as contemplated in the proviso contained in the definition of "Preferred Amount", which shall bear Preferred Investment Charges (unless the Company and the Executive shall agree at a lower rate for the amount of such LHO Advances in excess of $19.9 million following negotiation with the applicable third-party lender, in which case LHO Advances in excess of such amount shall bear dividends or interest at such lower rate), LHO Advances in excess of $19.9 million (if any) shall bear dividends or interest on such terms as shall be agreed between the Division and the Company at the time such LHO Advances are made.

6. The determination of the compensation to be paid to the Division, if any, for balances on deposit with the Bank attributable to customers of the Division will be the subject of a separate agreement between management of the Company and the Division.

7. Notwithstanding anything to the contrary herein, no loan, capital contribution or other item constituting an LHO Advance shall result in both a "Preferred Investment Charge" and an additional interest charge to the Division.